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EXHIBIT 10.24

        This exhibit amends the agreement between KBW, Inc. and the executive that was included as an exhibit to KBW Inc.'s previously filed periodic reports with the Securities and Exchange Commission. The agreement was amended as set forth below in order to comply with certain technical requirements of Section 409A of the Internal Revenue Code.

 Amendment to
Amended and Restated Change of Control Agreement

        WHEREAS, KBW, Inc., a Delaware corporation (the "Company") and Mitchell B. Kleinman (the "Executive") are parties to that certain Amended and Restated Change of Control Agreement dated as of December 31, 2008 (the "Agreement");

        WHEREAS, the parties desire to amend the Agreement to clarify certain payment terms (the "Amendment");

        RESOLVED, in consideration of the foregoing and other good and valuable consideration, the Company and the Executive hereby agree to amend the Agreement effective as of December 31, 2010 as follows. All capitalized terms used herein which are not defined herein shall have the meanings given such terms in the Agreement.

        1.     Section 5(a) of the Agreement is hereby amended by deleting the section and substituting the following therefore:

          (a)    Good Reason; Other Than For Cause, Death or Disability.    If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:

            (1)   the Company shall pay to the Executive, in a lump sum in cash, the aggregate of the following amounts:

              (A)  the sum of (i) the Executive's Annual Base Salary and any accrued vacation pay through the Date of Termination, (ii) the Executive's Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination, and (iii) the Executive's business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy (the sum of the amounts described in subclauses (i) through (iii), the "Accrued Obligations"); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or Annual Bonus described in clause (i) or clause (iii) above, then for all purposes of this Section 5 (including, without limitation, Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (i) or clause (iii), and such portion shall not be considered as part of the "Accrued Obligations" but shall instead be an "Other Benefit" (as defined below);

              (B)  the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

              (C)  an amount equal to two and one-half times the sum of (1) the Executive's Annual Base Salary, (2) the Highest Annual Bonus and (3) the Company's contribution on behalf of the Executive to the Company's Profit Sharing Retirement Plan (or successor plan) for the year ending immediately prior to the plan year during which the Date of Termination occurs;

            (2)   for eighteen months after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, but, to the extent required in order to comply with Section 409A, in no event beyond the end of the second calendar year that begins after the Executive's "separation from service" within the meaning of section 409A (the applicable period hereinafter referred to as the "Benefit Continuation Period"), the Company shall continue benefits to the Executive and/or the Executive's family at least equal to, and at the after-tax same cost to the Executive and/or the Executive's family, as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. The Executive's entitlement to COBRA continuation coverage under Section 4980B of the Code ("COBRA Coverage") shall not be offset by the provision of benefits under this Section 5(a)(2) and the period of COBRA Coverage shall commence at the end of the Benefit Continuation Period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period; and

            (3)   to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).

    The Company shall pay any amounts required by Section 5(a)(1)(C) in a lump sum in cash, and commence the benefits required by Section 5(a)(2), on the sixtieth (60th) day following the Date of Termination provided that Executive signs a Separation and Release Agreement ("Release") in favor of the Company and its affiliates in the form attached hereto as Exhibit A and the revocation period provided for in such Release expires prior to the sixty (60) day period following the Date of Termination. The Company shall pay or provide any amounts or benefits required by Section 5(a)(1)(A) and (B) in a lump sum on the thirtieth (30th) day following the Date of Termination.

    Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code ("Interest"), on the first business day after the date that is six months following the Executive's "separation from service" within the meaning of Section 409A of the Code.

        2.     The Separation and Release Agreement attached as Exhibit A to the Agreement is hereby amended by deleting the last sentence of Paragraph 2 and substituting the following therefore:

    All obligations under this Agreement shall commence on the sixtieth (60th) day after Employee's date of termination of employment, provided that the Severance Payment shall not be or become payable to Employee if Employee either does not sign and deliver this Agreement to KBW on or before the sixtieth (60th) day after Employee's termination of employment, or Employee revokes this Agreement within the seven (7) calendar day revocation period provided in paragraph 15, below.

        3.     Except as set forth in this Amendment, the Agreement shall remain in effect as prior to the date hereof.

        In witness whereof, the Company and the Executive have entered into this Amendment on the date set forth below.

KBW, INC.		Mitchell B. Kleinman
By:	/s/ ROBERT GIAMBRONE	/s/ MITCHELL B. KLEINMAN
Title:	Executive Vice President	Date:	December 31, 2010
Date:	December 31, 2010

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  EXHIBIT 10.24
Amendment to Amended and Restated Change of Control Agreement